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                                                                  Exhibit(c)(2)


                           TENDER AND OPTION AGREEMENT

             TENDER AND OPTION AGREEMENT (this "Agreement"), dated as of December 18, 1997, by and between Tel-Save Holdings, Inc., a Delaware corporation ("Parent"), and _______________ ("Seller").

                              W I T N E S S E T H :

             WHEREAS, the respective Boards of Directors of Parent, TSHCo, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent ("Purchaser"), and Symetrics Industries, Inc., a Florida corporation (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which the Purchaser will make a tender offer (the "Offer") for all of the outstanding shares of common stock, par value $.25 per share, of the Company (the "Common Stock"), at a price of $15.00 in cash per share to be followed by a merger of the Purchaser with and into the Company; and

             WHEREAS, as of the date hereof, Seller beneficially owns shares of Common Stock (such shares, together with any shares of Common Stock acquired after the date hereof and prior to the termination hereof, whether upon the exercise of options or otherwise, collectively referred to herein as "Shares"); and

             WHEREAS, as a condition of Parent's willingness to enter into the Merger Agreement and Purchaser's willingness to make the Offer, Parent has required that Seller agree to tender in the Offer all of the Shares;

             NOW THEREFORE, in consideration of the premises and mutual agreements, provisions and covenants herein contained, the parties hereby agree as follows:

             1.  Agreement To Tender and Vote

             1.1 Tender. Seller hereby agrees to validly tender pursuant to the Offer, and not withdraw, all of the Shares.

             1.2 Voting. Seller hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, Seller shall (a) vote the Shares in favor of the Merger; (b) vote the Shares against any action or agreement that to the best of Seller's knowledge would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that to the best of Seller's knowledge would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including but not limited to (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; or (iii) any change in the Company's management or in the board of directors of the Company (the "Board") except as otherwise agreed to in writing by Parent.

             1.3 Expiration. Seller's obligation to tender and vote the Shares as provided herein shall terminate on the first to



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occur of (a) the Effective Time and (b) termination of the Merger Agreement.

             2.  Option.

             2.1 Grant of Option. Effective on the date hereof, Parent shall have, and Seller hereby grants to Parent, the right and option to purchase (the "Option") from the Seller, at a price of $15.00 per share (the "Exercise Price"), the Shares. If the Shares shall not have been tendered and purchased in accordance with Section 1.1 hereof, the Option shall be exercisable by Parent, in whole or, from time to time, in part, for six months from the date hereof only in the event that (i) a third party makes an Acquisition Proposal, as defined in Section 6.5 of the Merger Agreement, or (ii) the Seller intends to sell some or all of the Shares to a third party, in which case the Seller must notify the Parent five business days before the proposed sale, and the Parent then shall have three business days within which to exercise the Option. This Option may be exercised by tender to the Seller of cash in payment of the exercise price therefor, whereupon the Seller shall promptly deliver the Shares to Parent,

             2.2 Exercise of Option. If Parent wishes to exercise the Option, it shall send to Seller a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 10 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that, if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, the Parent shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

             2.3.  Payment and Delivery of Certificates.

             (a) At the closing referred to in Section 2.2 hereof, Parent shall pay to Seller the aggregate purchase price for the Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Seller.

             (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), Seller shall deliver to Parent a certificate or certificates representing the number of Shares purchased by Parent.

             3.  Representations and Warranties.

             3.1  Representations and Warranties of Parent.
Parent hereby represents and warrants to Seller as follows:

                          (a) Due Authorization. This Agreement has been duly
             authorized by all necessary corporate action on the part of Parent, has been duly executed and delivered on behalf of Parent by a duly authorized officer of Parent and is valid, binding and enforceable against Parent in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to



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             or affecting the enforcement of creditors' rights generally or by equitable principles. The execution, delivery and performance of this Agreement by Parent and the consummation by it of the transactions contemplated hereunder do not require the consent, waiver, approval, license or authorization of or any filing with any person or domestic public authority (other than in compliance with the Hart-Scott-Rodino Act, the rules of the Nasdaq Stock Market, or the securities or blue sky laws) and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of Parent's charter or by-laws, or any indenture, mortgage, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree specifically applicable to Parent, the effect of which could impair the ability of Parent to perform its obligations under this Agreement. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to execute, deliver and perform this Agreement.

                          (b) Distribution. Parent is acquiring the Shares for
             its own account for investment only and not with a view to the distribution or resale of the Shares so acquired. Any sale, transfer or other disposition of the Shares by Parent will be made in compliance with all applicable provisions of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations thereunder.

             3.2 Representations and Warranties of Seller. Seller hereby represents and warrants to Parent as follows:

                          (a) Due Authorization. This Agreement is valid,
             binding and enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally or by equitable principles. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereunder do not require the consent, waiver, approval, license or authorization or any filing (other than in compliance with the Hart-Scott-Rodino Act, the rules of the Nasdaq Stock Market, or the securities or blue sky laws), with any person or domestic public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any indenture, mortgage, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree specifically applicable to Seller, the effect of which would be material and adverse to the ability of Seller to consummate the transactions contemplated in this Agreement.

                          (b) Shares. Seller beneficially owns all of the
             Shares, and has good and marketable title thereto, free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever (together, "Liens"). Upon the tender and acceptance of the Shares pursuant to the Offer, Seller shall transfer to Parent good and valid title to the Shares free and clear of all Liens.

             4. Certain Covenants of Seller. Except in accordance with the terms of this Agreement and the Merger Agreement, Seller hereby covenants and agrees as follows:



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             4.1 No Solicitation. Seller shall not, directly or indirectly, solicit any proposal by any person or entity (other than Parent or any affiliate of Parent) which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

             4.2 Restrictions on Transfer, Proxies and Non-Interference. Seller hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of Seller contained herein untrue or incorrect or have the effect of preventing or disabling Seller from performing Seller's obligations under this Agreement.

             5. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth herein shall not prevent the Seller, when serving on the Board, from taking any action, subject to the applicable provisions of the Merger Agreement, in Seller's capacity as a director of the Company.

             6. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

             7.  Miscellaneous.

             7.1 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

             7.2 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

             7.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telecopy, mail (registered or certified mail, postage prepaid, return receipt requested) or courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

             If to Parent:



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                              Tel-Save Holdings, Inc.
                              6805 Route 202
                              New Hope, PA  18938
                              Attention:  Daniel Borislow
                              Fax:  (215) 862-1083

             copy to:

                              Arnold & Porter
                              399 Park Avenue
                              New York, NY  10022
                              Attention:  Jonathan C. Stapleton
                              Fax:  (212) 715-1399

             If to Seller

                              ____________________

                              ____________________

                              ____________________

                              Fax: ______________

             copy to:

                             ____________________

                              ____________________

                              ____________________

                              Fax: ______________

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

             7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

             7.5 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

             7.6 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an originally, but both of which shall constitute one and the same Agreement.

             7.7 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

             7.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision




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in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of provision had never been contained herein.

             7.9 Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

             IN WITNESS WHEREOF, Parent and Seller have caused this Agreement to be duly executed as of the date and year first above written.

                              TEL-SAVE HOLDINGS, INC.



                              By:_________________________
                                  Name:
                                  Title:


                              [SELLER]



                                  ________________________



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